Exhibit 99.1

Press Release | 03/09/2020

Mexus confirms sale of gold from production at its Santa Elena mine

CABORCA, Mexico, March 9th, 2020 (GLOBE NEWSWIRE) -- Mexus Gold US (OTCQB: MXSG) (“Mexus” or the “Company) confirmed its inaugural sale of gold totaling 16.5 ounces of the 125 ounces of gold recovered to date at a price of $1600 per ounce. Additional sales will be occurring shortly. With today’s market price for gold and ongoing daily production the company can afford necessary upgrades to its equipment and look to expand daily output.

“I would like to thank and congratulate the shareholders that have believed in and supported Mexus. With production sales started, Mexus plans to be debt free by January 1st, 2021 and will seek to increase shareholder value in the near term. I will be holding a telephone conference in the near future.” added Mexus CEO, Paul Thompson.

Gold March 2020

About Mexus Gold US

Mexus Gold US is an American based mining company with holdings in Mexico. The fully owned Santa Elena mine is located 54km NW of Caborca, Mexico. Mexus also owns rights to the Ures property located 80km N of Hermosillo, Mexico. This property contains 6900 acres and has both gold and copper on the property. Founded in 2009, Mexus Gold US is committed to protecting the environment, mine safety and employing members of the communities in which it operates.

For more information on Mexus Gold US, visit www.mexusgoldus.com.

Mexus Gold US (775) 721-9960

Cautionary Statement

Forward looking Statement: Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, seasonal changes, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.